Exhibit 10.25

EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENT dated as of ___________________ (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter, this “Agreement”), is entered into between Columbia Laboratories, Inc., a Delaware corporation having its corporate offices at 354 Eisenhower Parkway, Livingston, New Jersey (“Columbia” or the “Company”), and ________________ (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to create a greater incentive for Executive to remain in the employ of the Company, particularly in the event of any possible change or threatened change in control of the Company; and

NOW THEREFORE, in partial consideration of Executive’s past and future services to the Company and the mutual covenants contained herein, the parties hereby agree as follows:

1. Termination Following A Change in Control

(a)           Qualifying Termination.  Executive shall be entitled to the compensation and benefits listed in Paragraph 1(b), in addition to compensation and benefits to which Executive would otherwise be entitled as of the date of termination, if Executive’s employment with the Company is terminated either (i) by the Company for any reason other than for Cause within 90 days before a Change in Control or within one year following the occurrence of any Change in Control or successive Change in Control or (ii) by Executive for Good Reason within one year following the occurrence of any Change in Control or successive Change in Control, and in each case Executive properly executes, and does not revoke or attempt to revoke, a valid and reasonable release of claims against the Company, its affiliates and their employees and agents.

(b)           Compensation and Benefits.  Within ten business days after a Change in Control event (or the last day of any period during which any release may be revoked by Executive), the Company shall make a lump sum cash payment to Executive, subject to any mandatory tax withholding, equal to one times Executive’s Base Salary and Bonus for the year prior to the Change in Control plus a lump sum payment equal to the value of the Fringe Benefits provided to Executive for the year prior to the Change in Control.

2. Definitions.

(a)           Bonus.  “Bonus” shall mean the greater of (i) the bonus, if any, paid to Executive in the year prior to the Qualifying Termination, (ii) the bonus, if any, paid to Executive in the year prior to the Change in Control, or (iii) the Executive’s target bonus at the time of the Change in Control.

(b)           Base Salary.    “Base Salary” shall mean the greater of (i) the annual rate of base salary in effect for Executive at the time of the Qualifying Termination or (ii) the annual rate of base salary in effect for Executive at the time of the Change in Control.

               (c)           Cause.  “Cause” shall mean termination based on (i) gross negligence, recklessness or malfeasance in the performance of Executive’s duties; (ii) Executive committing any criminal act; (iii) Executive committing any act of fraud or other material misconduct resulting or intending to result directly or indirectly in gain or personal enrichment at the expense of Company; (iv) Executive willfully engaging in any conduct relating to the business of Company that could reasonably be expected to have a materially detrimental effect on the business or financial condition of the Company; (v) misconduct which materially discredits or damages Company, or violates Company’s policies or procedures, after Company has notified Executive of the actions Company deems to constitute non-compliance; (vi) Executive materially breaches Executive’s obligations relating to confidential information, non-solicitation and non-competition.

(d)           Change In Control.  “Change in Control” shall have occurred if (a) there shall have consummated (i) any consolidation or merger of Company in which Company is not the continuing or surviving entity or pursuant to which shares of Company’s common stock would be converted to cash, securities or other property, other than a merger of Company in which the holders of Company’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving entity immediately after the merger, or (ii) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company; or (b) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company; or (c) any person (as that term is used in Sections 13(d) and 14(d)(z) of the Securities and Exchange Act, as amended (the “Exchange Act”)) shall become a beneficial owner (within the meaning of Rule 13d-2 under the Exchange Act) of 40% or more of Company’s outstanding common stock; or (d) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Company’s stockholders, of each new director was approved by a vote of at least 50% of the directors eligible to vote who were directors at the beginning of the period.

(e)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the termination by Executive of Executive’s employment with the Company and all its affiliates and subsidiaries that are considered a single employer within the meaning of Sections 414(b) and 414(c) of the Code which is due to (i) a material diminution of Executive’s responsibilities, or working conditions, or duties; (ii) a material diminution in the Executive’s base salary; (iii) a material negative change in the terms or status of this Agreement; or (iv) a relocation, without Executive’s consent, of the Executive’s office more than 100 miles from its location at the commencement of this Agreement; provided, however, the Executive shall provide written notice to the Company of the initial existence of the condition causing the change in terms or status no more than ninety (90) days after the change in terms or status occurs and the Company shall have thirty (30) days to resolve the issue causing the change in terms or status.  If the Company resolves such issue, then Executive’s employment shall not be subject to the Good Reason provisions of this Agreement as to such issue.

3. Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction of, and agree that such litigation shall be conducted in, any state or federal court located in the State of New Jersey.

4. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5. Miscellaneous; Waiver.  Executive further agrees that this Agreement sets forth the entire Agreement between the Company and Executive with respect to the subject matter herein, supersedes any and all prior agreements between the Company and Executive with respect to the subject matter herein, and shall not be amended or added to except in writing signed by the Company and Executive.  Executive understands that Executive may not assign Executive’s duties and obligations under this Agreement to any other party and that the Company may, at any time and without further action by or the consent of Executive, assign this Agreement to any of its affiliated companies.

6. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7. Successors and Assigns.  This Agreement shall be binding on the successors and heirs of Executive and shall inure to the benefit of the successors and assigns of the Company.

8. Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed:  (a) in the case of the Company, to Columbia Laboratories, Inc., 354 Eisenhower Parkway, Livingston, New Jersey, attn.: General Counsel, and (b) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company.  Any notice given hereunder shall be deemed given at the time of receipt thereof by the person to whom such notice is given.

9. Code Section 409A Compliance.  Executive acknowledges and agrees that he has been advised that, before entering into this Agreement, he should consult with his financial, legal or tax adviser to determine the risk to him of the imposition of tax under Internal Revenue Code Section 409A.  Executive shall have no claim against the Company with respect to Code Section 409A.  This Agreement is intended to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related treasury regulations, this Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable treasury regulations.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

EXECUTIVE                                                                                         COLUMBIA LABORATORIES, INC.

________________________                                                        ________________________________
By:           James A. Meer
Its:           Senior Vice President, and ChiefFinancial Officer